MANAGED PORTFOLIO SERIES

FIRST AMENDMENT TO THE OPERATING EXPENSES LIMITATION AGREEMENT

THIS FIRST AMENDMENT TO THE OPERATING EXPENSES LIMITATION AGREEMENT (the “Agreement”) is made as of the 25th day of August, 2021, by and between Managed Portfolio Series, a Delaware statutory trust (the “Trust”), on behalf of the series of the Trust listed on Appendix A, which may be amended from time to time (each a “Fund” and together the “Funds”), and Tortoise Capital Advisors, L.L.C., a Delaware Limited Liability Company (the “Adviser”).

WITNESSETH:

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the Agreement to incorporate a newly created series of the Trust; and

NOW, THEREFORE, the parties agree to amend and restate Schedule A as attached hereto, to add the Ecofin Global Energy Transition Fund as a new series of the Trust.

MANAGED PORTFOLIO SERIES on behalf of the series listed on Appendix A		TORTOISE CAPITAL ADVISORS, L.L.C.
By:	/s/ Brian R. Wiedmeyer	By:	/s/ P. Bradley Adams
Name:	Brian R. Wiedmeyer	Name:	P. Bradley Adams
Title:	President and Principal Executive Officer	Title:	Managing Director

Appendix A

Series of Managed Portfolio Series	Operating Expense Limit as a Percentage of Average Daily Net Assets of each Share Class
Ecofin Global Renewables Infrastructure Fund	1.00%
Tortoise MLP & Pipeline Fund	1.10%
Tortoise MLP & Energy Income Fund	1.25%
Ecofin Global Energy Transition Fund	0.90%

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